Fam Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Mercury Money Reserve Portfolio
For the Period Ending: 12/31/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ending December 31, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
01/27/2005	$3,157	CRC Funding LLC	2.540%	03/24/2005
02/14/2005	10,507	Ranger Funding Company	2.520	03/11/2005
03/10/2005	5,513	Barton Capital Corp	2.650	04/07/2005
06/07/2005	5,000	Sigma Finance Inc.	3.410	12/05/2005
06/16/2005	2,000	Toronto Dominion Bank	5.000	06/20/2006
8/08/2005	3,047	Greyhawk Capital Corp.	3.520	9/12/2005
10/11/2005	8,450	Old Line Funding, LLC	3.850	11/08/2005
9/14/2005	547	Park Avenue Receivables	3.730	10/06/2005
10/07/2005	10,000	Skandinaviska Enskilda	3.820	11/04/2005
10/11/2005	7,000	Windmill Funding Corp.	3.800	11/08/2005
11/08/2005	4,202	Windmill Funding Corp.	4.050	12/15/2005
11/17/2005	3,000	Monumental Life Ins. Co.	5.000	11/16/2006
12/08/2005	1,575	Stanfield Victoria Finan	4.065	12/15/2006